Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Acquires Fleischmann’s Vinegar Company

Strategic Acquisition Broadens Company’s Position in Food & Feed Ingredients

•	$250 million acquisition of the world’s largest manufacturer and marketer of food-grade industrial vinegar

•	Adjacent business addition with significant growth opportunities

•	Acquisition is immediately accretive to earnings and will leverage Green Plains’ supply chain and production platform

•	Transaction closed October 3, 2016

OMAHA, Neb., Oct. 3, 2016 (GLOBE NEWSWIRE) — Green Plains Inc. (NASDAQ:GPRE) today announced that it has acquired SCI Ingredients Holdings, Inc. (SCI) and its wholly owned operating subsidiary Fleischmann’s Vinegar Company, Inc., the world’s largest manufacturer and marketer of food-grade industrial vinegar for $250 million, subject to certain post-closing adjustments. Green Plains entered into a definitive stock purchase agreement with the selling shareholders of SCI and is financing the transaction with $135 million of debt with the balance paid from cash on hand. A group of lenders led by Maranon Capital, L.P. provided a $130 million term loan and a $15 million revolving line of credit for this business unit.

“This strategic acquisition of Fleischmann’s Vinegar Company brings a new adjacent business that adds a consistent, growing earnings stream and expands our focus on the food and feed ingredients industry,” said Todd Becker, president and chief executive officer of Green Plains. “Our long term strategy is centered around growing our company to take advantage of the rising global demand for energy and food products. The Fleischmann’s Vinegar portfolio of products is well positioned beyond food ingredients, ranging from antimicrobials, animal feeds, herbicides and disinfectants to name a few.”

“As we approach scale as one of the largest ethanol producers in the world, we have the engine of a significant commodity-processing entity that can generate substantial cash flow, allowing us to enhance the food and feed ingredients side of our business,” added Becker. “The Fleischmann’s Vinegar acquisition will lead to further supply chain opportunities within Green Plains, as its largest production cost is food-grade ethanol. We will use our commodity and risk management expertise to expand our opportunities into consumer and industrial-based ethanol products.”

Fleischmann’s Vinegar is an all-natural specialty ingredients company serving a range of markets and end-use applications, including: food and beverage ingredients, antimicrobials, bio-herbicides and cleaning products across the food, beverage, agricultural, industrial and wholesale markets. Fleischmann’s Vinegar offers a broad portfolio of products that serve to embed the company as a critical component of its customers’ end products. Fleischmann’s Vinegar is the world’s largest manufacturer and marketer of food-grade industrial vinegar. Headquartered in Cerritos, California, the company has 112 employees and operates seven manufacturing facilities located in Alabama, California, Illinois, Maryland, Missouri, New York and Washington. The company also utilizes four distribution warehouses located in Oregon, California, Texas and Quebec, Canada.

“I am pleased to welcome Ken Simril, president and CEO of Fleischmann’s Vinegar Company, the management group and all of the employees to the Green Plains team,” continued Becker. “Under Ken’s leadership, Fleischmann’s Vinegar has achieved incredible innovation and growth over the last 10 years, focused on adapting its production capabilities to current on-trend consumer needs such as organic, non-GMO, beverages and varietals. Ken will lead our overall global food ingredient growth strategy as we continue to develop areas adjacent to our supply chain. The current management team will continue operating Fleischmann’s Vinegar as a standalone business, utilizing their many years of industry and management experience.”

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XMS Capital Partners acted as financial advisor and Husch Blackwell LLP acted as legal advisor to Green Plains Inc. BMO Capital Markets acted as financial advisor and Goodwin Procter LLP acted as legal advisor to Stone Canyon Industries, LLC and the selling shareholders of SCI.

Investor Call

Green Plains will host a conference call and audio webcast today, Oct. 3, 2016, at 5 p.m. Eastern time (4 p.m. Central time). A slide presentation will be available to download prior to the call.

To listen to the call via the internet or download the slide presentation, go to http://investor.gpreinc.com/events.cfm. To listen by telephone, dial (888) 240-9352 in the U.S. or (913) 312-1453 if calling from outside the U.S. The access code is 7657575. The replay will also be available online at http://investor.gpreinc.com/events.cfm.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company is the second largest consolidated owner of ethanol production facilities in the world, with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains, through its wholly owned subsidiary Fleischmann’s Vinegar Company, provides specialized ingredient solutions for leading food and feed manufacturers. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ: GPP), a fee-based Delaware limited partnership that provides fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are based on management’s current expectations, which are subject to various factors, risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release include, but are not limited to, risks relating to Green Plains’ ability to realize the anticipated benefits of the Fleischmann’s Vinegar Company acquisition. Additional information concerning factors that could cause actual results to differ materially is contained in the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Green Plains, and Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President — Investor and Media Relations, Green Plains Inc. (402) 884-8700

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